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                                                                 EXHIBIT (C)(2)

            [LOGO OF ALEX. BROWN & SONS INCORPORATED APPEARS HERE]

                                                                August 14, 1995

Advance Circuits, Inc.
5929 Baker Road, Suite 470
Minnetonka, MN 55345

Dear Sirs:

  Advance Circuits, Inc. ("Target" or the "Company"), Johnson Matthey Public Limited Corporation ("Buyer") and ACI Acquisition Corporation, a Minnesota corporation and an indirect, wholly-owned subsidiary of Buyer (the "Merger Sub"), have entered into an Agreement and Plan of Merger dated August 14, 1995 (the "Agreement"). Pursuant to the Agreement, the Merger Sub will commence a tender offer to purchase all outstanding shares of the common stock, $.10 par value per share (the "Common Stock"), of Target at a price of $22.50 per share, net to the seller in cash. The Agreement also provides that following such tender offer, Merger Sub will be merged with and into Target (the "Merger"), and that each then outstanding share of Common Stock, other than shares held by Buyer or the Company, will be converted into the right to receive $22.50 in cash. You have requested our opinion as to whether the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

  Alex. Brown & Sons Incorporated, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering our opinion to the Board of Directors.

  In connection with our opinion, we have reviewed the Agreement and certain publicly available financial information concerning Target and certain internal financial analyses and other information furnished to us by Target. We have also held discussions with members of the senior management of Target regarding the business and prospects of the Company. In addition, we have (i) reviewed the reported price and trading activity for the Common Stock of Target, (ii) compared certain financial and stock market information for Target with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the information furnished to us or otherwise reviewed by or discussed with us for purposes of this opinion. With respect to the financial projections used in our analyses and the information relating to the prospects of Target, we have assumed that such information reflects the best currently available estimates and judgments of management of Target as to the likely future financial performance of Target. In addition, we have not made an independent evaluation or appraisal of the assets of Target, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  The opinion expressed herein is for the information of the Board of Directors of the Company. This letter does not constitute a recommendation by us to any stockholder of Target as to how such stockholder should vote with respect to the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or tender offer document distributed in connection with this Merger. This letter should not be used for any other purpose without our prior written consent.

       ONE THIRTY-FIVE EAST BALTIMORE STREET, BALTIMORE, MARYLAND 21202
                   . TELEPHONE: 410-727-1700 . TELEX: 198186
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  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          Alex. Brown & Sons Incorporated